Exhibit 99.1

Sensus Healthcare Reports Second Quarter 2023 Financial Results

●	Revenues increased 33% and system shipments increased 30%, both compared with the first quarter of 2023

●	Achieved a milestone with the installation of 700 systems for a total of 708

●	Expects to ship at least 60 SRT units during 2023 and to return to profitability in the second half of the year

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (August 3, 2023) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and six months ended June 30, 2023.

Highlights from the second quarter of 2023 and recent weeks include the following:

●	Achieved revenues of $4.5 million, an increase of 33% from $3.4 million for the first quarter of 2023 and a decrease from $12.1 million in the prior-year quarter reflecting lower SRT unit sales

●	Shipped 13 SRT systems including four outside the U.S. and six SRT-100 Vision™ systems, an increase from 10 systems shipped during the first quarter of 2023 and a decrease from 33 systems shipped in the prior-year quarter

●	Surpassed 700 total systems, with 708 sold worldwide.

●	Narrowed the net loss to $0.4 million, or $0.02 per share, from a net loss of $1.9 million, or $0.12 per share, for the first quarter of 2023 and versus net income of $3.5 million, or $0.21 per diluted share, for the prior-year quarter

●	Ended the quarter with $20.1 million in cash and cash equivalents, and no debt

●	Sold the first SRT System in Ireland, to Dublin’s Beacon Hospital

●	Engaged MIS Healthcare to distribute SRT systems in the United Kingdom and Ireland

●	Anticipates profitability for the second half of the year based on a growing number of prospects

Management Commentary

“Many of our customers depend on elective aesthetic procedures as a meaningful source of practice revenue and profit, and we are hearing encouraging feedback that patient volumes and procedure mix are improving. Our second quarter financial results reflect that dynamic and strengthened considerably compared with the first quarter,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We expect to return to profitability in the second half of the year as these trends continue. In preparation, we continued to build inventory and prepay for components.

“International expansion is an important strategic goal and we were delighted to enter into a new partnership with MIS Healthcare to distribute SRT systems in the United Kingdom and British Isles. Prior to that engagement our internal sales staff had been working for several months with Beacon Hospital in Dublin, and we were delighted to have installed an SRT unit there during recent weeks. We believe Ireland holds excellent promise for SRT, with 600 people diagnosed with non-melanoma skin cancer each day. We also sold an SRT-100 System to a hospital in Guatemala as we advance our efforts in Latin America.

“Our plan is to enter three to four new territories over the coming years, and we are advancing this goal with sales to Southeast Asia and Latin America, in addition to the UK and Ireland. We are regaining momentum in China now that pandemic lockdowns have been lifted and shipped two SRT systems there during the second quarter, for a total of five shipments to Asia so far this year.

“Sentinel IT is our HIPAA-compliant software that stores patient data for multiple clinical purposes and will include artificial intelligence to allow customers to better manage their practices and data. Sentinel IT is expected to play a key role in our growth, and during the quarter we launched our Sentinel/Sensus Cloud capabilities at the American Academy of Dermatology Annual Meeting. We look forward to showcasing Sentinel IT and our SRT products at local dermatology trade shows, as well as at the American Society for Radiation Oncology beginning October 1st. Although the hospital market has a longer sales cycle, radiation oncology is a highly attractive opportunity as their interest expands to skin cancer.”

Mr. Sardano concluded, “With an estimated one in five Americans, or 70 million people expected to develop skin cancer during their lifetime, SRT is the No. 1 choice for the non-invasive treatment of non-melanoma skin cancer. SRT treatments surpassed 480,000 in the last two years alone and the ROI for our premium SRT system under our fair market value leasing program continues to be compelling, with breakeven at only 2 to 2.5 patients per month. Surveys of Medicare show that SRT has experienced a 27% treatment growth rate year over year for the past six years. If this growth utilization rate continues at its current pace, SRT will soon become the treatment of choice for non-melanoma skin cancer. Accordingly, professional interest in SRT remains high, and we expect to meet our objectives of shipping at least 60 SRT systems during 2023 and returning to profitability in the second half of the year.”

Second Quarter Financial Results

Revenues for the second quarter of 2023 were $4.5 million, compared with $12.1 million for the second quarter of 2022. The decrease was primarily due to a lower number of SRT units sold as customers continued to defer purchases, as well as to lower sales to a large customer.

Cost of sales was $1.9 million for the second quarter of 2023, compared with $3.8 million for the prior-year quarter. The decrease was primarily due to lower sales in the second quarter of 2023.

Gross profit for the second quarter of 2023 was $2.6 million, or 57.9% of revenues, compared with $8.3 million, or 68.3% of revenues, for the second quarter of 2022. The decrease was primarily due to the lower number of units sold and higher costs charged by vendors in the 2023 quarter.

Selling and marketing expense was $1.6 million for the second quarter of 2023, compared with $1.7 million for the prior-year quarter. The decrease was primarily attributable to a decrease in marketing initiatives and commissions, partially offset by an increase in headcount costs.

General and administrative expense was $1.3 million for the second quarter of 2023, compared with $1.1 million for the second quarter of 2022. The increase was primarily due to higher professional fees, offset by a reduction in insurance expense.

Research and development expense was $0.8 million for the second quarter of 2023, unchanged from the comparable 2022 period.

Other income of $0.2 million for the second quarter of 2023 was related to interest income.

Net loss for the second quarter of 2023 was $0.4 million, or $0.02 per share, compared with net income of $3.5 million, or $0.21 per diluted share, for the second quarter of 2022.

Adjusted EBITDA for the second quarter of 2023 was negative $1.0 million, compared with positive $4.7 million for the second quarter of 2022. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $20.1 million as of June 30, 2023, compared with $25.5 million as of December 31, 2022. The Company had no outstanding borrowings under its revolving line of credit as of June 30, 2023 or December 31, 2022. Prepaid and other current assets were $8.1 million as of June 30, 2023, compared with $6.9 million as of December 31, 2022. Inventories were $10.1 million as of June 30, 2023, compared with $3.5 million as of December 31, 2022, with the increase reflecting the Company’s expectations for higher unit sales during the second half of the year.

Six Month Financial Results

Revenues were $7.9 million for the first half of 2023, compared with $22.4 million for the first half of 2022, reflecting a lower number of units sold.

Cost of sales was $3.7 million for the first half of 2023, compared with $7.0 million for the first half of 2022. The decrease was primarily related to lower sales in the first half of 2023.

Gross profit was $4.2 million for the first half of 2023, or 53.4% of revenues, compared with $15.4 million, or 68.7% of revenues, for the first half of 2022. The decrease in gross profit was primarily driven by the lower number of units sold and higher costs charged by vendors in the first half of 2023.

Selling and marketing expense was $3.7 million for the first half of 2023, compared with $2.9 million for the first half of 2022. The increase was primarily attributable to an increase in tradeshow expense and headcount costs, partially offset by a decrease in commissions.

General and administrative expense was $2.7 million for the first half of 2023, compared with $2.4 million for the first half of 2022. The increase was primarily due to higher professional fees, offset by a reduction in insurance expense.

Research and development expense was $1.9 million for the first half of 2023, compared with $1.6 million for the first half of 2022. The increase was primarily due to expenses related to a project to develop a drug-delivery system for aesthetic use. The Company expects to complete this project by the end of 2023.

Other income of $0.5 million for the first half of 2023 was related to interest income. Other income of $12.8 million for the first half of 2022 was related to the gain on the sale of a non-core asset.

Net loss for the first half of 2023 was $2.3 million, or $0.14 per share, compared with net income of $19.6 million, or $1.17 per diluted share, for the first half of 2022. Net income for the 2022 period includes a $12.8 million gain on the sale of a non-core asset.

Adjusted EBITDA for the first half of 2023 was negative $3.7 million, compared with positive $21.5 million for the first half of 2022.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2023	2022	2023	2022

Net income, as reported	$(380)	$3,524	$(2,274)	$19,586
Add:
Depreciation and amortization	84	74	155	166
Stock compensation expense	67	40	209	97
Income tax expense (benefit)	(502)	1,070	(1,303)	1,718
Interest income, net	(245)	(24)	(488)	(27)
Adjusted EBITDA, non GAAP	$(976)	$4,684	$(3,701)	$21,540

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the 2023 second quarter, provide a business update and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until September 3, 2023 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 1356425. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally invasive and cost-effective treatments for both oncological and non-oncological conditions. Sensus offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, including aesthetic lasers and its needleless TransDermal Infusion System™, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: our ability to return to profitability; our ability to sell the number of SRT units we anticipate for the balance of 2023; the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Russian invasion of Ukraine and global geopolitical uncertainty have had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
(in thousands, except share and per share data)	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,527	$12,080	$7,941	$22,417
Cost of sales	1,908	3,824	3,700	7,013
Gross profit	2,619	8,256	4,241	15,404
Operating expenses:
Selling and marketing	1,595	1,728	3,693	2,946
General and administrative	1,329	1,131	2,693	2,404
Research and development	822	827	1,920	1,556
Total operating expenses	3,746	3,686	8,306	6,906
Income (loss) from operations	(1,127)	4,570	(4,065)	8,498
Other income:
Gain on sale of assets	-	-	-	12,779
Interest income	245	24	488	27
Other income	245	24	488	12,806
Net Income (loss) before income tax	(882)	4,594	(3,577)	21,304
Provision for (benefit from) income tax	(502)	1,070	(1,303)	1,718
Net Income (loss)	$(380)	$3,524	$(2,274)	$19,586
Net income (loss) per share – basic	$(0.02)	$0.21	$(0.14)	$1.19
– diluted	$(0.02)	$0.21	$(0.14)	$1.17
Weighted average number of shares used in computing net income (loss) per share – basic	16,249,766	16,495,043	16,247,567	16,508,629
– diluted	16,249,766	16,631,478	16,247,567	16,710,550

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30,	As of December 31,
(in thousands, except shares and per share data)	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$20,053	$25,520
Accounts receivable, net	9,149	17,299
Inventories	10,131	3,501
Prepaid and other current assets	8,059	6,921
Total current assets	47,392	53,241
Property and equipment, net	367	243
Intangibles, net	1	50
Deposits	24	24
Deferred tax asset	3,017	1,713
Operating lease right-of-use assets, net	866	996
Other noncurrent assets	350	468
Total assets	$52,017	$56,735
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,941	$5,521
Product warranties	379	403
Operating lease liabilities, current portion	181	190
Income tax payable	-	890
Deferred revenue, current portion	692	693
Total current Liabilities	5,193	7,697
Operating lease liabilities, net of current portion	698	830
Deferred revenue, net of current portion	116	139
Total liabilities	6,007	8,666
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,912,595 issued and 16,395,766 outstanding at June 30, 2023; 16,902,761 issued and 16,390,419 outstanding at December 31, 2022	169	169
Additional paid-in capital	45,286	45,031
Treasury stock, 516,829 and 512,342 shares at cost, at June 30, 2023 and December 31, 2022, respectively	(3,473)	(3,433)
Retained earnings	4,028	6,302
Total stockholders’ equity	46,010	48,069
Total liabilities and stockholders’ equity	$52,017	$56,735

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